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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES

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
                                                                                       Year ended December 31
                                             Nine months  ended   -----------------------------------------------------------------
Dollars in thousands                         September 30, 1996         1995          1994         1993         1992          1991
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
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                  $1,107,728     $627,012    $1,209,916   $1,140,487     $787,994      $(38,578)
Fixed charges excluding interest on deposits            837,884    1,487,279     1,104,573      704,228      582,854       613,590
                                                    -------------------------------------------------------------------------------
   Subtotal                                           1,945,612    2,114,291     2,314,489    1,844,715    1,370,848       575,012
Interest on deposits                                  1,073,786    1,551,816     1,159,242    1,005,658    1,546,576     2,739,565
                                                    -------------------------------------------------------------------------------
   Total                                             $3,019,398   $3,666,107    $3,473,731   $2,850,373   $2,917,424    $3,314,577
                                                    -------------------------------------------------------------------------------

FIXED CHARGES
Interest on notes and debentures                       $513,853     $620,415      $556,432     $316,031     $201,977      $137,323
Interest on borrowed funds                              300,292      834,654       514,133      360,288      353,633       449,107
Amortization of notes and debentures                        612          927         1,761        1,418        1,505         1,119
Interest component of rentals                            23,127       31,283        32,247       26,491       25,739        26,041
                                                    -------------------------------------------------------------------------------
   Subtotal                                             837,884    1,487,279     1,104,573      704,228      582,854       613,590
Interest on deposits                                  1,073,786    1,551,816     1,159,242    1,005,658    1,546,576     2,739,565
                                                    -------------------------------------------------------------------------------
   Total                                             $1,911,670   $3,039,095    $2,263,815   $1,709,886   $2,129,430    $3,353,155
                                                    -------------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             2.32x        1.42x         2.10x        2.62x        2.35x          .94x
Including interest on deposits                             1.58         1.21          1.53         1.67         1.37           .99
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